Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

CONSTAR INTERNATIONAL INC.

ARTICLE I

STOCKHOLDERS

1.1  Meetings.

1.1.1  Place.    Meetings of the stockholders shall be held at such place as may be designated by the Board of Directors.

1.1.2  Annual Meeting.    An annual meeting of the stockholders for the election of directors to succeed those whose terms expire and for such other business as may properly come before the Board of Directors shall be held on such date and at such time as may be fixed by the Board of Directors.

1.1.3  Special Meetings.    Special meetings of the stockholders may be called as set forth in the Corporation’s Amended and Restated Certificate of Incorporation. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting. The business transacted at a special meeting shall be limited solely to the matter relating to the purpose or purposes stated in the Corporation’s notice of meeting.

1.1.4  Notice of Meetings.    Notice of the place, if any, date and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held to each stockholder entitled to vote at such meeting, except as otherwise provided in these Bylaws or as required by law or the Amended and Restated Certificate of Incorporation of the Corporation.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting as originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

1.1.5  Quorum.    At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date and time.

1.1.6  Organization.    The Chief Executive Officer of the Corporation or, in his or her absence, such person as the Board of Directors may have designated or, in such person’s absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary or an Assistant Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

1.1.7  Conduct of Business.    The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

1.1.8  Voting Rights.    At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

1.1.9  Fixing Date of Determination of Stockholders of Record.    (a)  In order that the Corporation may determine the stockholders entitled (i) to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, (ii) to receive payment of any dividend or other distribution or allotment of any rights, (iii) to exercise any rights in respect of any change, conversion or exchange of stock or (iv) to take, receive or participate in any other action, the Board of Directors may fix a record date, which shall not be earlier than the date upon which the resolution fixing the record date is adopted by the Board of Directors and which (1) in the case of a determination of stockholders entitled to notice of, or to vote at, any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, be not more than 60 nor less than ten days before the date of such meeting; and (2) in the case of any other action, shall be not more than 60 days before such action.

(b)  If no record date is fixed, (i) the record date for determining stockholders entitled to notice of, or to vote at, a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c)  A determination of stockholders of record entitled to notice of, or to vote at, a meeting of stockholders shall apply to any adjournment of the meeting, but the Board of Directors may fix a new record date for the adjourned meeting.

(d)  In order that the Corporation may determine the stockholders entitled to consent to corporate action (subject to the provisions of the Amended and Restated Certificate of Incorporation) without a meeting, (including by telegram, cablegram or other electronic transmission as permitted by law), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten (10) days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the General Corporation Law of the State of Delaware (the “GCL”), the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by law. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the GCL with respect to the proposed action by consent of the stockholders without a meeting, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

1.1.10  Stock List.    The Secretary shall prepare, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any such stockholder for a period of at least ten days prior to the meeting in the manner provided by law.

The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.1.11  Notice of Stockholder Business.    At each annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting (a) by or at the direction of the Board of Directors, (b) by any stockholder of the Corporation who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 1.1.11 or (c) as set forth in the notice of such meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice must be given, either by personal delivery or by United States certified mail, postage prepaid, and received at the principal executive offices of the Corporation (i) not less than 120 days nor more than 150 days before the first anniversary of the date of the Corporation’s proxy statement in connection with the last annual meeting of stockholders or (ii) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, not less than 10 days following the earlier of the day on which notice of the meeting date was mailed and the public announcement of such meeting date. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting, (B) the name, business address and residential address, as they appear on the Corporation’s stock transfer books, of such stockholder proposing such business, (C) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to bring the business before the meeting specified in the notice, (D) the class, series and number of shares of stock of the

Corporation beneficially owned by the stockholder and (E) any material interest of the stockholder in such business. The Secretary shall deliver each such stockholder’s notice that has been timely received to the Board of Directors or a committee designated by the Board of Directors for review.

Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1.1.11. The chairman of an annual meeting shall, if the facts warrant, determine that the business was not brought before the meeting in accordance with the procedures prescribed by this Section 1.1.11. If the chairman should so determine, he or she shall so declare to the meeting and the business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.1.11, a stockholder seeking to have a proposal included in the Corporation’s proxy statement shall comply with the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 14a-8 or its successor provision.

ARTICLE II

DIRECTORS

2.1  Number, Election and Term.    The number, election and term of directors shall be as set forth in the Amended and Restated Certificate of Incorporation of the Corporation.

2.2  Nomination of Directors.    No person shall be eligible for election as a director unless nominated in accordance with the procedures set forth in this Section 2.2. Nominations of persons for election to the Board of Directors may be made by the Board of Directors or the nominating committee of the Board of Directors or by any stockholder entitled to vote for the election of directors at the applicable meeting of stockholders who complies with the notice procedures set forth in this Section 2.2. Such nominations, other than those made by the Board of Directors or any committee designated by the Board of Directors, may be made only if written notice of a stockholder’s intent to nominate one or more persons for election as directors at the applicable meeting of stockholders has been given, either by personal delivery or by United States certified mail, postage prepaid, to the Secretary and received (a) not less than 120 days nor more than 150 days before the first anniversary of the date of the Corporation’s proxy statement in connection with the last annual meeting of stockholders, or (b) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, not less than 10 days following the earlier of the day on which notice of the meeting date was mailed and the public announcement of such meeting date, or (c) with respect to any special meeting of stockholders called for the election of directors, not later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such stockholder’s notice shall set forth (i) as to the stockholder giving the notice, (A) the name, and business address and residential address, as they appear on the Corporation’s stock transfer books, of such stockholder, (B) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, (C) the class and number of shares of stock of the Corporation beneficially owned by such stockholder and (D) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; and (ii) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of stock of the Corporation that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act and (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected. The Secretary shall deliver each such stockholder’s notice that has been timely received to the Board of Directors or a committee designated by the Board of Directors for review. Any person nominated for election as director by the Board of Directors or any committee designated by the Board of Directors shall, upon the request of the Board of Directors or such committee, furnish to the secretary of the Corporation all such information pertaining to such person that is required to be set forth in a stockholder’s notice of nomination. The chairman of the meeting of stockholders shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Section 2.2 and such determination shall be final and binding.

2.3  Newly Created Directorships and Vacancies.    Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled as set forth in the Amended and Restated Certificate of Incorporation of the Corporation.

2.4  Meetings.

2.4.1  Place and Organization.    Meetings of the Board of Directors shall be held at such place as may be designated by the Board of Directors or in the notice of the meeting. The Chairman of the Board or such person as may be chosen by a majority of the Whole Board, as defined in the Corporation’s Amended and Restated Certificate of Incorporation, shall preside at all meetings of the Board of Directors.

2.4.2  Regular Meetings.    Regular meetings of the Board of Directors shall be held at such times as the Board of Directors may designate. Notice of regular meetings need not be given.

2.4.3  Special Meetings.    Special meetings of the Board of Directors may be called by the Chairman of the Board, if any, the Chief Executive Officer, if any, or by a majority of the Whole Board (as defined in the Corporation’s Amended and Restated Certificate of

Incorporation) and shall be held at such place, on such date and at such time as they, he or she shall fix. Notice of the place, date and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telephone or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

2.4.4  Quorum.    At any meeting of the Board of Directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

2.4.5  Voting.    Except as otherwise provided by these Bylaws, in the Amended and Restated Certificate of Incorporation of the Corporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the Board of Directors.

2.4.6  Committees.    The Board of Directors may, by resolution adopted by a majority of the Whole Board, from time to time designate one or more committees, each committee to consist of two or more directors and such alternate members (also directors) as may be designated by the Board unless otherwise set forth in the Amended and Restated Certificate of Incorporation of the Corporation. Except as otherwise provided in the Bylaws, in the Amended and Restated Certificate of Incorporation of the Corporation or by law, any such committee shall have and may exercise the powers of the full Board of Directors to the extent provided in the resolution of the Board of Directors directing the committee. At any meeting of any committee (including the audit committee, the compensation committee and the nominating committee), a majority of the total number of directors comprising such committee will constitute a quorum for all purposes. Any member of any committee (including the audit committee, the compensation committee and the nominating committee) may be removed, with or without cause, at any time, by the Board of Directors. Any vacancy in any committee (including the audit committee, the compensation committee and the nominating committee) shall be filled by the Board of Directors.

2.5  Audit Committee.

2.5.1  How Constituted and Powers.    (a)  The Board of Directors, by resolution adopted pursuant to Section 2.4.6 hereof, may designate two or more directors to constitute an audit committee, who shall serve during the pleasure of the Board of Directors.

(b)  Subject to any limitations set forth in the GCL, the powers of the audit committee shall include the powers set forth in the charter of the audit committee, which powers include, without limitation, the following: reviewing the internal accounting controls and annual consolidated financial statements; reviewing the scope of the independent certified public accountants’ audit, their report and their recommendations; considering the possible effect on the independence of the accountants in approving non-audit services requested of them; and recommending the action to be taken with respect to the appointment of the independent certified public accountants.

2.5.2  Organization, Etc.    The audit committee may choose a chairman and secretary. The audit committee shall keep a record of its acts and proceedings and report the same from time to time to the Board of Directors.

2.5.3  Meetings.    Meetings of the audit committee may be called by any member of the committee. Notice of each such meeting, which need not specify the business to be transacted thereat, shall be mailed to each member of the committee, addressed to his or her residence or usual place of business, at least five (5) days before the day on which the meeting is to be held or shall be sent to such place by telegraph, telex, telecopy or electronic transmission or be delivered personally or by telephone, not later than the day before the day on which the meeting is to be held.

2.6  Compensation Committee.

2.6.1  How Constituted and Powers.    (a)  The Board of Directors, by resolution adopted pursuant to Section 2.4.6 hereof, may designate two or more directors to constitute a compensation committee, who shall serve during the pleasure of the Board of Directors.

(b)  Subject to any limitations set forth in the GCL, the powers of the compensation committee shall include making recommendations to the Board of Directors regarding the following: the compensation of all officers; management organization and development; significant employee benefit programs; the establishment and administration of executive compensation plans, including bonus plans, deferred compensation plans and any other cash incentive programs; and the administration and operation of any equity-based incentive program(s) or stock incentive program(s), including the granting of any awards under such plans.

2.6.2  Organization, Etc.    The compensation committee may choose a chairman and secretary. The compensation committee shall keep a record of its acts and proceedings and report the same from time to time to the Board of Directors.

2.6.3  Meetings.    Meetings of the compensation committee may be called by any member of the committee. Notice of each such meeting, which need not specify the business to be transacted thereat, shall be mailed to each member of the committee, addressed to his or her residence or usual place of business, at least five (5) days before the day on which the meeting is to be held or shall be sent to such place by telegraph, telex, telecopy or electronic transmission or be delivered personally or by telephone, not later than the day before the day on which the meeting is to be held.

2.7  Nominating Committee.

2.7.1  How Constituted and Powers.    (a)  The Board of Directors, by resolution adopted pursuant to Section 2.4.6 hereof, may designate two or more directors to constitute a nominating committee, who shall serve during the pleasure of the Board of Directors.

(b)  Subject to any limitations set forth in GCL, the powers of the nominating committee shall include making recommendations to the Board of Directors regarding the following: the identification and evaluation of candidates for future membership on the Board of Directors of the Corporation; the development of criteria for the selection of candidates for election as directors; the consideration of candidates for future membership on the Board of Directors who have been proposed by the stockholders; the proposal to the Board of Directors of a slate of directors for election by the stockholders at each annual meeting; and the proposal to the Board of Directors of candidates to fill vacancies on the Board of Directors as they occur.

2.7.2  Organization, Etc.    The nominating committee may choose a chairman and secretary. The nominating committee shall keep a record of its acts and proceedings and report the same from time to time to the Board of Directors.

2.7.3  Meetings.    Meetings of the nominating committee may be called by any member of the committee. Notice of each such meeting, which need not specify the business to be transacted thereat, shall be mailed to each member of the committee, addressed to his or her residence or usual place of business, at least five (5) days before the day on which the meeting is to be held or shall be sent to such place by telegraph, telex, telecopy or electronic transmission or be delivered personally or by telephone, not later than the day before the day on which the meeting is to be held.

ARTICLE III

OFFICERS

3.1  Executive Officers; Election; Qualification; Term of Office.    The Board of Directors shall elect a Chief Executive Officer or Co-Chief Executive Officers and may elect, if it so determines, a Chairman or Co-Chairman of the Board from among its members. The Board of Directors shall also elect a President or Co-Presidents and a Secretary and may elect, if it so determines, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. Any number of offices may be held by the same person. Each officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

3.2  Authority, Duties and Compensation.    The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the Board of Directors. Except as otherwise provided by resolutions of the Board of Directors, (a) the President shall be the Chief Executive Officer of the Corporation, shall have general supervision over the business and operations of the Corporation, may perform any act and execute any instrument for the conduct of such business and operations, (b) the other officers shall have the duties customarily related to their respective offices, and (c) any Vice President, or Vice Presidents in the order determined by the Board of Directors, shall in the absence of the President have the authority and perform the duties of the President.

3.3  Resignation; Removal; Vacancies.    Any officer may resign at any time by giving written notice to the Chairman of the Board, if any, the Chief Executive Officer or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the person to whom it is directed, without any need for its acceptance. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. A vacancy occurring in any office of the Corporation may be filled for the unexpired portion of the term thereof by the Board of Directors at any regular or special meeting.

ARTICLE IV

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Corporation only by the registered holder or by duly authorized attorney. Except where a certificate is issued in accordance with the provisions of the next succeeding sentence, transfers shall be made only on surrender of the share certificate or certificates. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

ARTICLE V

AMENDMENTS

These Bylaws may be amended or repealed (x) at any regular or special meeting of the Board of Directors by vote of a majority of all directors in office or (y) at any annual or special meeting of stockholders as provided in the Amended and Restated Certificate of Incorporation of the Corporation. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.